EXHIBIT 99.1

i2 Reports Second Quarter 2004 Results

DALLAS – July 22, 2004 – i2 Technologies, Inc. (OTC: ITWO), a leading provider of closed-loop supply chain management solutions, today announced results for its second quarter, ended June 30, 2004.

Total revenue for the second quarter was $111 million, as compared to $84 million in the previous quarter and $122 million in the second quarter of 2003.

License revenue in the second quarter was $12 million, consistent with the $12 million of license revenue recognized in the first quarter of 2004. This compares to $17 million of license revenue in the second quarter of 2003.

Development services revenue increased 39 percent sequentially to $9.2 million in the second quarter, up from the $6.6 million in the prior quarter and the $5.6 million in the second quarter of 2003.

Contract revenue recognized in the quarter was $32 million, as compared to $6 million in the prior quarter and $25 million in the second quarter of 2003. Contract revenue reflects amounts deferred as a result of the Company’s July 2003 restatement and is not typically associated with current business and cash collections.

Companies selecting i2 during the second quarter included Bed Bath & Beyond and Procurve Networking by HP in the Americas, Gambro and Severstal in EMEA, and NEC and Petron Corporation in Greater Asia-Pacific.

“I’m very pleased with the progress we’ve made this past quarter,” said Sanjiv Sidhu, i2 CEO. “We’ve closed new business, put the company on a much more solid financial footing, increased customer satisfaction, and are implementing the next generation of supply chain management solutions at leading customers. We are focused on growing our business and bringing value to our customers.”

Total costs and operating expenses for the second quarter of 2004 were $93 million, which includes approximately $4 million of restructuring costs, $2 million of operating expense related to employees no longer with the company, $1 million of legal expenses related to the settlement of the class action and derivative litigation and the SEC investigation and $1.0 million of costs associated with the contract revenue recognized. In addition, cost of license for the second quarter was lower than it would have been by $3 million due to the reversal of some accruals that were taken in earlier periods for potential customer claims that are no longer needed. This compares to $108 million in total costs and operating expenses in the first quarter of 2004, which included approximately $10 million for an accrual the Company had taken in the first quarter for costs associated with the potential resolution of the SEC investigation, and an additional charge of $2.4 million for legal expenses related to the class action and derivative litigation and the SEC investigation. In comparison, total costs and operating expenses in the second quarter of 2003 were $119 million, which included approximately $9 million of audit and legal fees related to the Company’s re-audits and investigations.

Operating income for the second quarter of 2004 totaled $18 million, as compared to an operating loss of $24 million in the prior quarter and operating income of $2.5 million in the second quarter of 2003.

Net income applicable to common stockholders for the second quarter totaled $12 million, or $0.02 earnings per diluted share. This compares to a net loss applicable to common stockholders of $30 million, or ($0.07) loss per diluted share, in the first quarter of 2004 and net income applicable to common stockholders of $1.0 million, or $0.00 earnings per diluted share, for the second quarter of 2003.

Cash and investments increased by a net $55 million in the second quarter. The Company finished the quarter with $345 million in total cash and investments. A significant source of cash in the quarter included $120 million from the investments into the Company by an affiliate of Q Investments and i2’s founder and CEO Sanjiv Sidhu. Significant uses of cash included $10 million for the settlement of the SEC enforcement proceedings, $42 million for the settlement of the class action and derivative lawsuits and a $9 million semi-annual interest payment on the convertible debt.

Supply Chain Leaders Program

During the quarter, i2 announced the Supply Chain Leaders Program, an initiative that offers companies the opportunity to craft and efficiently deploy closed-loop supply chain solutions, using i2’s intellectual property over the course of an agreed-upon contract term.

The program enables customers to license and implement any of i2’s software that is currently commercially available, as well as any of its standard software that is released during the term of the contract. These customers have access to implementation services and are supported by dedicated staff from i2’s Competency Center.

Succession Planning

The Company also announced today that it has selected Heidrick & Struggles to begin the process of seeking a successor to its current CEO, Sanjiv Sidhu, who founded the Company in 1988.

“We have taken many steps over the past year to position i2 for success as we move forward,” said Sidhu. “The time is now right for us to attract a world-class CEO for i2. I plan to continue as chairman, and remain as committed to i2 as I’ve ever been.”

Earnings Conference Call Information

The i2 management will host a live conference call and Webcast with investors today, July 22, 2004 at 5:00 p.m. Eastern to discuss the second quarter financial results. Investors and other interested parties may access the call via web cast through the Company’s web site at www.i2.com/investor. A telephone replay of the event will also be available for approximately 24 hours following the call. To access the replay, dial 800-475-6701 and enter pass code 738795.

About i2

A leading provider of closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2’s global customer base consists of some of the world’s market leaders - including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties including forward-looking statements regarding the customers’ ability to leverage and implement i2 solutions successfully, receive expected functionality and performance and achieve benefits attributable to i2 solutions; the process of seeking a successor to Sanjiv Sidhu, our current Chairman, President and CEO; and Mr. Sidhu’s retention of the role of Chairman of the Board and continued involvement at the company. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Annual Report on Form 10-K/A filed on March 17, 2004 and the Quarterly Report on Form 10-Q filed on May 10, 2004. i2 assumes no obligation to update the forward-looking information contained in this news release.

For More Information Contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

melanie_ofenloch@i2.com

Barry Sievert

Shelton Investor Relations for i2

972-239-5119 ext 134

bsievert@sheltongroup.com

I2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Software licenses	$12,027	$17,271	$24,415	$36,419
Development services	9,192	5,571	15,809	14,860
Contract	31,970	24,954	37,940	81,547
Services	27,642	39,605	55,285	78,178
Maintenance	29,798	34,593	60,802	68,938

Total revenues	110,629	121,994	194,251	279,942

Costs and expenses:
Cost of revenues:
Software licenses	196	2,570	3,373	2,853
Development services	4,045	5,709	10,651	11,930
Contract	1,025	(264)	1,131	6,933
Amortization of acquired technology	134	145	279	290
Services and maintenance	30,269	42,438	62,246	79,212
Sales and marketing	21,591	23,478	41,512	47,127
Research and development	19,115	21,581	38,807	42,358
General and administrative	12,753	23,617	38,214	37,994
Amortization of intangibles	—	39	39	462
Restructuring charges and adjustments	3,670	123	4,245	376

Total costs and expenses	92,798	119,436	200,497	229,535

Operating income (loss)	17,831	2,558	(6,246)	50,407

Other income (expense), net	(4,378)	(1,506)	(9,469)	(6,525)

Income (loss) before income taxes	13,453	1,052	(15,715)	43,882
Income tax expense (benefit)	1,296	38	2,105	1,536

Net income (loss)	$12,157	$1,014	$(17,820)	$42,346

Preferred stock dividend and accretion of discount	247	—	247	—

Net income (loss) applicable to common shareholders	$11,910	$1,014	$(18,067)	$42,346

Income (loss) per common share:
Basic	$0.03	$0.00	$(0.04)	$0.10

Diluted	$0.02	$0.00	$(0.04)	$0.09

Weighted-average common shares outstanding:
Basic	444,590	432,878	439,514	432,868
Diluted	482,854	462,315	439,514	468,163

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$279,433	$288,822
Restricted cash	9,343	15,532
Short-term investments, at fair value	29,775	5,000
Accounts receivable, net	32,310	36,746
Deferred contract costs	5,864	6,995
Other current assets	20,375	27,529

Total current assets	377,100	380,624

Long-term investments, at fair value	26,543	—
Premises and equipment, net	22,212	28,483
Intangible assets, net	3,602	4,647
Goodwill	16,620	16,620

Total assets	$446,077	$430,374

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$16,366	$20,853
Accrued liabilities	51,680	109,499
Accrued compensation and related expenses	31,783	27,380
Deferred tax liabilities	9	9
Deferred revenue	187,323	212,753

Total current liabilities	287,161	370,494

Non-current deferred tax liabilities	18	18
Long-term debt	356,800	356,800

Total liabilities	643,979	727,312

Commitments and contingencies

Stockholders' equity deficit:
Preferred Stock, $0.001 par value, 5,000 shares authorized, none issued and outstanding	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued and outstanding	—	—
Series B 2.5% convertible preferred stock, $1,000 par value, 150,000 shares authorized, 100,000 issued and outstanding	95,364	—
Common stock, $0.00025 par value, 2,000,000 shares authorized, 458,189 and 434,133 shares issued and outstanding	115	109
Additional paid-in capital	10,400,062	10,376,937
Accumulated other comprehensive income (loss)	(1,181)	217
Accumulated deficit	(10,692,262)	(10,674,201)

Net stockholders' deficit	(197,902)	(296,938)

Total liabilities and stockholders' deficit	$446,077	$430,374